Exhibit 12


                 Statement of Ratio of Earnings to Fixed Charges

                                                                                                            Six Months
                                                           Year Ended December 31,                        Ended June 30,
                                            ------------------------------------------------------        ----------------
                                            1994         1995        1996        1997         1998        1998        1999
                                            ----         ----        ----        ----         ----        ----        ----
Ratio of earnings to fixed charges          3.29x       3.84x        4.8x        4.5x         5.4x        5.61x       5.56x


     The ratio of earnings to fixed charges is computed by dividing (a) earnings before taxes adjusted for fixed charges, minority interest and capitalized interest net of amortization by (b) fixed charges, which includes interest expense and capitalized interest incurred, plus the portion of interest expense under operating leases deemed by Interpublic to be representative of the interest factor, plus amortization of debt issuance costs.